EXHIBIT 1.1

OWENS CORNING

(a Delaware corporation)

$400,000,000

4.400% Senior Notes due 2048

UNDERWRITING AGREEMENT

Dated: January 23, 2018

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TABLE OF CONTENTS

(continued)

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OWENS CORNING

(a Delaware corporation)

$400,000,000

4.400% Senior Notes due 2048

UNDERWRITING AGREEMENT

January 23, 2018

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10172

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

Ladies and Gentlemen:

Owens Corning, a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule A (the “Underwriters”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $400,000,000 aggregate principal amount of the Company’s 4.400% Senior Notes due 2048 (the “Notes”). The Notes will be fully and unconditionally guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by each of the subsidiaries of the Company listed on Schedule B hereto (the “Guarantors”). Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC have agreed to act as representatives of the several Underwriters (in such capacity, the “Representatives”) in connection with the offering and sale of the Securities.

The Securities will be issued pursuant to an indenture, dated as of June 2, 2009, as amended or supplemented by the Third and Fourth Supplemental Indentures thereto (the “Base Indenture”), between the Company, the subsidiary guarantors party thereto and Wells Fargo, National Association, as trustee (the “Trustee”). Certain terms of the Notes will be established pursuant to a supplemental indenture (the “Supplemental Indenture”) to the Base Indenture (together with the Base Indenture, the “Indenture”). The Securities will be issued in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”), pursuant to a Letter of Representations, to be dated on or before the Closing Time (as defined in Section 2(c) below), between the Company and the Depositary.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (Registration No. 333-222514), covering the public offering and sale of certain securities, including the Securities, by the Company and the Guarantors, under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) under the 1933 Act Regulations (“Rule 462(e)”). Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto at such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B under the 1933 Act Regulations (“Rule 430B”), and is referred to herein as the “Registration Statement;” provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of such registration statement with respect to the Securities within the meaning of paragraph (f)(2) of Rule 430B, including the exhibits and schedules thereto as of such time, the documents incorporated or deemed incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B. Each preliminary prospectus supplement used in connection with the offering of the Securities, if any, including the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, and the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, is referred to herein as a “preliminary prospectus.” Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement relating to the Securities in accordance with the provisions of Rule 424(b) under the 1933 Act Regulations (“Rule 424(b)”). The final prospectus supplement, in the form first furnished or made available to the Underwriters for use in connection with the offering of the Securities, including the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, and the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, is referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

As used in this Agreement:

“Applicable Time” means 2:35 p.m. New York City time, on January 23, 2018 or such other time as agreed by the Company and the Underwriters.

“General Disclosure Package” means any Issuer General Use Free Writing Prospectuses issued at or prior to the Applicable Time, the prospectus (including any documents incorporated therein by reference) that is included in the Registration Statement as of the Applicable Time and the information included on Schedule C hereto, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including without limitation any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)) relating to the Securities that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bonafide electronic road show,” as defined in Rule 433), as evidenced by it being specified in Schedule E hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, governmental body, regulatory body, administrative agency or other entity of whatever nature.

“Subsidiary” means, with respect to any specified person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include all such financial statements and schedules and other information incorporated or deemed incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, prior to the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”); and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder (the “1934 Act Regulations”), incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, at or after the Execution Time.

SECTION 1.    Representations and Warranties.

(a)    Representations and Warranties by the Company and the Guarantors. The Company and the Guarantors, jointly and severally, represent and warrant to each Underwriter as of the date hereof, the Applicable Time and the Closing Time (as defined below), and agrees with each Underwriter, as follows:

(i)    Registration Statement and Prospectuses. The Company meets the requirements for use of Form S-3 under the 1933 Act. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405) and the Securities have been and remain eligible for registration by the Company on such automatic shelf registration statement. The Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, threatened. The Company has complied with each request (if any) from the Commission for additional information. In addition, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “1939 Act”).

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness and at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) under the 1933 Act Regulations, complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations or the 1939 Act. Each preliminary prospectus (including the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto), at the time it was filed, complied in all material respects with the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and 1934 Act Regulations.

(ii)    Accurate Disclosure. Neither the Registration Statement nor any amendment thereto, at its effective time or at the Closing Time, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendment or supplement thereto (including any prospectus wrapper), as of its issue date, at the time of any filing with the Commission pursuant to Rule 424(b) or at the Closing Time, will include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the 1939 Act of the Trustee or (ii) statements in or omissions from the Registration Statement (or any amendment thereto), the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) made in reliance upon and in conformity with written information furnished to the Company by any Underwriter expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the information in the first paragraph under the heading “Underwriting–Commissions and Discounts” and the information in the first and second paragraphs under the heading “Underwriting–Short Positions” in the Prospectus (collectively, the “Underwriter Information”).

(iii)    Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein, and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

(iv)    Well-Known Seasoned Issuer. (A) At the original effectiveness of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the 1933 Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 under the 1933 Act, and (D) as of the Execution Time, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405).

(v)    Company Not Ineligible Issuer. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.

(vi)    Capitalization. The authorized, issued and outstanding shares of capital stock of the Company as of September 30, 2017 are as set forth in the General Disclosure Package and the Prospectus in the column entitled “Actual” under the caption “Capitalization.”

(vii)    No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no Material Adverse Effect and (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise.

(viii)    Incorporation. Each of the Company and its Subsidiaries has been duly incorporated, formed or otherwise organized and is validly existing as a corporation, limited liability company, partnership or other company form in good standing under the laws of the jurisdiction in which it is chartered, formed or organized, with full corporate, limited liability company, partnership or other company power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the General Disclosure Package and the Prospectus, and is duly qualified to do business as a foreign corporation, limited liability company, partnership or other company form and is in good standing under the laws of each jurisdiction which requires such qualification except where the failure to have such power, be so qualified or in good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ix)    Capital Stock. All the outstanding capital stock of the Company and each of its Subsidiaries which is a corporation has been duly and validly authorized and issued and is fully paid and nonassessable and, except as otherwise set forth in the General Disclosure Package and each preliminary prospectus, all of the capital stock, limited liability company interests or partnership interests, as applicable, of the Company’s Subsidiaries, to the extent owned by the Company either directly or through its Subsidiaries, is owned by the Company free and clear of any security interests, claims, liens or encumbrances.

(x)    Debt Securities and Tax Disclosure. The statements (A) in each preliminary prospectus and the Prospectus under the headings “Summary,” “Material U.S. Federal Income Tax Considerations,” “Description of the Notes” and “Description of Debt Securities,” (B) in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016 under the headings “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Environmental Matters,” and (C) in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, under the headings “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Environmental Matters,” fairly and accurately summarize in all material respects the matters described therein (insofar as they purport to describe the provisions of laws and documents referred to therein); and the Securities and the Indenture conform in all material respects to all statements relating thereto contained in the General Disclosure Package and the Prospectus.

(xi)    Authorization. This Agreement and the Base Indenture have been duly authorized, executed and delivered by the Company and the Guarantors who are parties hereto and thereto; the Indenture has been duly qualified under the 1939 Act; the Supplemental Indenture has been duly authorized by the Company and the Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company and the Guarantors, the Indenture will constitute a legal, valid and binding instrument enforceable against the Company and the Guarantors in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (“Enforceability Exceptions”)); the Notes have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject to Enforceability Exceptions); the Guarantees have been duly authorized, and, when the Notes have been executed and authenticated and the Notation of Guarantee (the “Notation of Guarantee”) has been executed, all in accordance with the provisions of the Indenture, and the Notes have been delivered to and paid for by the Underwriters, the Guarantees will constitute the legal, valid and binding obligations of the Guarantors entitled to the benefits of the Indenture (subject to Enforceability Exceptions).

(xii)    Investment Company. The Company is not and, after giving effect to the offering and sale of the Securities as described in the General Disclosure Package and the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(xiii)    Consents. No consent, approval, authorization or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except those consents, approvals, authorizations, filings or orders that (A) have been obtained under the 1933 Act and the Trust Indenture Act, (B) may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the Underwriters in the manner contemplated herein, (C) as have been described in the General Disclosure Package or (D) the absence of which could not reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated herein.

(xiv)    No Violation. None of the execution and delivery of this Agreement or the Supplemental Indenture, the sale of the Securities, the consummation of any other of the transactions herein contemplated, or the fulfillment of the terms hereof will result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries, or a Repayment Event (as defined below), pursuant to, (A) the charter or by-laws or comparable constituting documents of the Company or any of its Subsidiaries, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its Subsidiaries is a party or bound or to which its or their property is subject or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties, which violation, default or imposition would, in the case of clauses (B) and (C) above, have a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of material indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

(xv)    Registration Rights. No holders of securities of the Company have rights to the registration of such securities under the Registration Statement.

(xvi)    Financial Statements. The consolidated historical financial statements and schedules of the Company and its consolidated Subsidiaries included or incorporated by reference in the General Disclosure Package, the Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the 1933 Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data set forth under the caption “Selected Financial Information” included in or incorporated by reference in any preliminary prospectus, the Prospectus and the Registration Statement fairly present in all material respects, on the basis stated in or incorporated by reference in each preliminary prospectus, the Prospectus and the Registration Statement, the information included therein. The interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package, the Prospectus and the Registration Statement fairly presents the information called for in all material respects and is prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(xvii)    No Action. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (A) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the Indenture or the consummation of any of the transactions contemplated hereby or (B) could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(xviii)    Properties. The Company and each of its Subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.

(xix)    Conflict. Neither the Company nor any of its Subsidiaries is (i) in violation of any provision of its charter or bylaws or comparable constituting documents or (ii) in violation of or default under (A) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (B) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, except, with respect to clause (ii) (A) and (B) above, for such violations or defaults that would not have a Material Adverse Effect.

(xx)    Independent Public Accountants. PricewaterhouseCoopers LLP, who has certified certain financial statements of the Company and its consolidated Subsidiaries and delivered their report with respect to the audited consolidated financial statements and the schedule included or incorporated by reference in the General Disclosure Package and the Prospectus, are independent public accountants with respect to the Company in accordance with the rules of the Public Company Accounting Oversight Board and within the meaning of the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations.

(xxi)    Taxes and Duties. There are no stamp or other transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the sale of the Securities.

(xxii)    Tax Matters. The Company has filed all tax returns that are required to be filed by it or has requested extensions thereof (except in each case in which the failure to so file or so request an extension would not have a Material Adverse Effect) and has paid all taxes (including any interest imposed thereon, or any penalties or additions to tax imposed with respect thereto) and any other similar assessments or fines levied against it to the extent that any of the foregoing is due and payable, except for any such tax, assessment, or fine that is currently being contested in good faith or as would not have a Material Adverse Effect.

(xxiii)    Labor. No labor problem or dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, that could have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(xxiv)    Insurance. (A) The Company and each of its Significant Subsidiaries (as defined under Item 1-02(w) of Regulation S-X) have insurance covering their respective material properties, material operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company and each of its Subsidiaries, respectively, and (B) neither the Company nor any of its Subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain substantially similar coverage at reasonable cost from substantially similar insurers as may be necessary to continue its business, except, in the case of (i) and (ii), as would not have a Material Adverse Effect or except as set forth in or contemplated in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(xxv)    Dividend Restrictions. None of the Company’s wholly owned U.S. domestic Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to the Company or a Subsidiary of the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in or contemplated by the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto) or as set forth in (a) the Amended and Restated Intercompany Subordination Agreement, dated as of November 13, 2015, among the Company, certain Subsidiaries of the Company and Wells Fargo Bank, National Association, as administrative agent, as amended or supplemented, (b) the Second Amended and Restated Receivables Purchase Agreement, dated as of May 5, 2017, by and among Owens Corning Receivables LLC, Owens Corning Sales, LLC, the various conduit purchasers, related committed purchasers, LC banks and purchaser agents from time to time party thereto PNC Bank, National Association, as administrator, and PNC Capital Markets LLC, as structuring agent, as amended or supplemented, (c) Term Loan Agreement, dated as of October 27, 2017, by and among the Company, the lenders signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent or (d) the 364-Day Term Loan Agreement, dated as of October 27, 2017, by and among Company, the lenders signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent.

(xxvi)    Licenses. The Company and the Guarantors possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, and neither the Company nor any such Guarantor has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(xxvii)    Internal Controls. The Company and its Subsidiaries collectively maintain (A) effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the 1934 Act Regulations) and (B) a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s and its Subsidiaries internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s and its Subsidiaries internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s and its Subsidiaries internal control over financial reporting. The Company and its Subsidiaries collectively maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the 1934 Act); such disclosure controls and procedures are effective; and the Company and its Subsidiaries’ internal control over financial reporting is effective and the Company and its Subsidiaries are not aware of any material weakness in their internal control over financial reporting.

(xxviii)    Absence of Manipulation. The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the 1934 Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xxix)    Compliance with Environmental Laws. The Company and its Subsidiaries are (A) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including any laws or regulations relating to the storage, release, disposal or other handing or management of asbestos or asbestos-related products (“Environmental Laws”), (B) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) have not received notice of any actual or potential liability under any environmental law, including as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(xxx)    Review of Effect of Environmental Laws. In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(xxxi)    ERISA. Except as set forth in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto), each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or by any trade or business (whether or not incorporated) which, together with the Company or any Subsidiary, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for employees or former employees of the Company and its ERISA Affiliates (a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where the failure to comply with such applicable statutes, orders, rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect; as of the date hereof, no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such Plan excluding transactions effected pursuant to a statutory or administrative exemption and except such transactions that would not, individually or in the aggregate, have a Material Adverse Effect; each such Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is based on a form which has received a favorable opinion letter, on which the Company or its applicable ERISA Affiliate is entitled to rely from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (or has submitted, or is within the remedial amendment period for submitting, an application for such a determination letter and is awaiting a response from the Internal Revenue Service), and, as of the date hereof, the Company has no knowledge of any event or condition that would result in the revocation or failure to issue any such determination letter or opinion letter; for each such Plan sponsored by the Company that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, there has been no failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA; and no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any such Plan that is subject to Title IV of ERISA, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(xxxii)    Sarbanes-Oxley. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(xxxiii)    No Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(xxxiv)    Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with (A) to the knowledge of the Company, applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and (B) the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company and each of the Guarantors, threatened.

(xxxv)    No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, the Crimea region, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(xxxvi)    Guarantors. Each guarantor under the Company’s Amended and Restated Credit Agreement, dated as of November 13, 2015, as amended, among the Company, as borrower, its Subsidiaries a party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, is also a Guarantor (as defined herein).

(xxxvii)    Intellectual Property. The Company and its Subsidiaries possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or patentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and the Company and its Subsidiaries have not received any written notice of any claim of infringement of, or written notice of any conflict with, any such rights of others, except where such claim of infringement or written notice of any conflict, if adjudicated unfavorably against the Company, has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xxxviii)    Affiliation With Underwriters. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company does not have any material lending or other relationship with any bank or lending affiliate of any of the Underwriters.

(xxxix)    Immunity. Neither the Company nor any of its Subsidiaries nor any of its or their properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the State of New York.

(xl)    Certificates. Any certificate signed by any officer of the Company or the Guarantors and delivered to the Underwriters or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company or the Guarantors, as the case may be, as to matters covered thereby, to each Underwriter.

(b)    Representations and Warranties by the Underwriters. Each Underwriter represents and warrants to the Company and each Guarantor as of the date hereof, the Applicable Time and the Closing Time (as defined below), and agrees with the Company and each Guarantor, as follows:

(i)    European Economic Area. In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Securities which are the subject of the offering contemplated by this Agreement to the public in that Relevant Member State other than:

(A)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B)    to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(C)    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the Securities shall require the Company, any Guarantor or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For purposes of this Section 1(b)(i), the expression “an offer of the Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe to the Securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

(ii)    United Kingdom. It (A) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors, and (B) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

SECTION 2.    Sale and Delivery to Underwriters; Closing.

(a)    Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the purchase price set forth in Schedule C, the principal amount of Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional number of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.

(b)    Public Offer. The Company and the Guarantors are advised by the Underwriters that the Underwriters propose to make a public offering of the Securities, as described in the General Disclosure Package and the Prospectus, as soon after the Execution Time as in the Underwriters’ judgment is advisable.

(c)    Delivery and Payment. Delivery of and payment for the Securities shall be made on the date and at the time specified in Schedule C hereto or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the

Company or as provided in Section 10 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Time”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Securities shall be made through the facilities of the Depositary unless the Representatives shall otherwise instruct. Certificates for the Securities shall be registered in such names and in such denominations as the Representatives may request not less than two Business Days in advance of the Closing Time.

SECTION 3.    Covenants of the Company. (A) The Company agrees with each Underwriter that:

(a)    Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Prospectus or any preliminary prospectus) to the prospectus contained in the Registration Statement unless the Company has furnished to the Representatives a copy for their review prior to filing and will not file any such proposed amendment or supplement without the prior written consent of the Representatives, which consent shall not be withheld unreasonably, unless the Company is required by law to make such filing before consent can be given.

(b)    The Company will cause the Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed (without reliance on Rule 424(b)(8)) and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, subject to this Section 3(b), any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement (including any filings under Rule 462(b) of the 1933 Act), or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (vi) if the Company or the Guarantors become the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(c)    If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the General Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Representatives so that any use of the General Disclosure Package may cease until it is amended or supplemented, (ii) amend or supplement the General Disclosure Package to correct such statement or omission and (iii) supply any amendment or supplement to the Underwriters in such quantities as the Underwriters may reasonably request.

(d)    The Company will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the General Disclosure Package and the Prospectus. If, at any time when a prospectus relating to the Securities is required to be delivered under the 1933 Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the 1933 Act or the 1934 Act or the respective rules thereunder, including in connection with the use or delivery of the Prospectus, the Company promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the Commission, subject to the second sentence of Section 3(b), an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the several Underwriters and counsel for the Underwriters, without charge, in such quantities as the Underwriters may reasonably request; provided that the Company shall not file or use any such amendment, supplement or new registration statement to which the Underwriters or counsel for the Underwriters shall reasonably object on a timely basis; but provided further that the Company may file such amendment, supplement or registration statement, if, in the reasonable judgment of the Company, upon advice of counsel, such filing is necessary in order to comply with applicable law. The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Underwriters or counsel for the Underwriters shall reasonably object.

(e)    The Company will, for a period of twelve months following the Execution Time, furnish to the Representatives (i) all reports or other communications (financial or other) generally made available to the stockholders of the Company, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of the Company, including an earnings statement or statements of the Company and its Subsidiaries which will satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158, as the Representatives may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Company and its Subsidiaries are consolidated in reports furnished to their stockholders).

(f)    The Company will furnish to the Underwriters and counsel for the Underwriters, without charge, copies of the signed Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the 1933 Act) by an Underwriter or dealer may be required by the 1933 Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each preliminary prospectus, the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Underwriters may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(g)    The Company will use reasonable best efforts to arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(h)    During the period commencing on the date hereof and ending on the Closing Time, the Company will not, without the prior written consent of the Representatives, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the 1934 Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the 1933 Act in respect of, any debt securities of the Company similar to the Notes or securities exchangeable for or convertible into debt securities similar to the Notes (other than as contemplated by this Agreement with respect to the Notes).

(i)    The Company will prepare a final term sheet containing only a description of the Securities, in a form approved by the Underwriters and attached as Schedule D hereto, and will file such term sheet pursuant to Rule 433(d) under the 1933 Act within the time required by such rule (such term sheet, the “Final Term Sheet”). Any such Final Term Sheet is an Issuer Free Writing Prospectus for purposes of this Agreement.

(j)    The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the 1934 Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(k)    The Company agrees with each Underwriter that, unless it has or shall have obtained the prior written consent of the Underwriters, and each Underwriter, severally and not jointly, agrees with the Company, unless it has or shall have obtained the prior written consent of the Company, other than one or more Bloomberg term sheets relating to the Securities containing customary information and conveyed to purchasers of the Securities, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 under the 1933 Act Regulations) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule E hereto and any electronic road show. Any such free writing prospectus consented to by the Underwriters or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(l)    The Company will cooperate with the Representatives and use its reasonable best efforts to permit the Securities to be eligible for clearance and settlement through The Depositary.

SECTION 4.    Payment of Expenses.

(a)    Expenses. The Company will pay expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation and delivery of the certificates for the Securities to the Underwriters, including any issue, transfer taxes and any stamp or other duties payable upon the sale or delivery of the Securities to the Underwriters, (iii) the fees and disbursements of the Company’s counsel, accountants and other advisors, (iv) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(g), including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith, (v)

the preparation, printing and delivery to the Underwriters of copies of each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto, (vi) the fees and expenses of the trustee for the Securities, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, (viii) the filing fees required to be made with the Financial Industry Regulatory Authority “(FINRA”), including the reasonable fees and disbursements of counsel to the Underwriters in connection therewith, (ix) any fees payable in connection with the rating of the Notes with the ratings agencies, and (x) all fees and expenses (including reasonable fees and expenses of counsel) of the Company in connection with approval of the Notes by the Depositary for “book-entry” transfer.

(b)    Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 5(p), Section 9(a)(i) or (iii) or Section 10 (other than with respect to any defaulting Underwriter), the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5.    Conditions of Underwriters’ Obligations. The obligations of the several Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company and the Guarantors contained herein as of the Execution Time and the Closing Time, to the accuracy of the statements of the Company and the Guarantors made in any certificates pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their respective obligations hereunder and to the following additional conditions:

(a)    Effectiveness of Registration Statement. At the Closing Time, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus shall have been issued and no proceedings for any of those purposes shall have been instituted or be pending or, to the Company’s knowledge, threatened; and the Company shall have complied with each request (if any) from the Commission for additional information. The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(1)(i) under the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b)    Prospectus. The Prospectus, and any supplement thereto, shall have been filed in the manner and within the time period required by Rule 424(b); and any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433.

(c)    Opinion of Counsel for Company and Certain Guarantors. The Company shall have requested and caused Jones Day, counsel for the Company and the Guarantors listed on Schedule B hereto, other than Soltech, Inc., CDC Corporation and InterWrap Corp., to have furnished to the Underwriters its opinion, dated the Closing Time and addressed to the Underwriters and in form and substance reasonably satisfactory to the Underwriters.

(d)    Opinion of Counsel for Soltech, Inc. The Company shall have requested and caused Stites & Harbison PLLC, counsel for Soltech, Inc., to have furnished to the Underwriters its opinion, dated the Closing Time and addressed to the Underwriters and in form and substance reasonably satisfactory to the Underwriters.

(e)    Opinion of Counsel for CDC Corporation. The Company shall have requested and caused Reinhart Boerner Van Deuren s.c., counsel for CDC Corporation, to have furnished to the Underwriters its opinion, dated the Closing Time and addressed to the Underwriters and in form and substance reasonably satisfactory to the Underwriters.

(f)    Opinion of Counsel for InterWrap Corp. The Company shall have requested and caused K&L Gates LLP, counsel for InterWrap Corp., to have furnished to the Underwriters its opinion, dated the Closing Time and addressed to the Underwriters and in form and substance reasonably satisfactory to the Underwriters.

(g)    Company Opinion. Ava Harter, Senior Vice President, General Counsel and Secretary of the Company, shall have furnished to the Underwriters her opinion, dated the Closing Time and addressed to the Underwriters and in form and substance reasonably satisfactory to the Underwriters.

(h)    Opinion of Counsel for Underwriters. At the Closing Time, the Underwriters shall have received an opinion and negative assurance letter, dated the Closing Time, of Morgan, Lewis & Bockius LLP, counsel for the Underwriters, relating to matters as the Underwriters may reasonably require.

(i)    Officers’ Certificate. The Company shall have furnished to the Underwriters a certificate of the Company, signed by (x) the Chairman of the Board, the President or the Chief Financial Officer and (y) the principal financial or accounting officer of the Company, dated the Closing Time, to the effect that the signers of such certificate have carefully examined the Registration Statement, the General Disclosure Package, the Prospectus and any supplements or amendments thereto, as well as each electronic road show used in connection with the offering of the Securities, and this Agreement and that:

(i)    the representations and warranties of the Company and the Guarantors in this Agreement are true and correct as of the Closing Time with the same effect as if made at the Closing Time and the Company and the Guarantors have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied at or prior to the Closing Time;

(ii)    no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii)    since the date of the most recent financial statements included in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto), there has been no Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(j)    Chief Financial Officer’s Certificate. The Company shall have furnished to the Underwriters, at the Execution Time and at the Closing Time, a certificate of the Company, signed by the Chief Financial Officer, in each case in the form attached as Exhibit A hereto.

(k)    Comfort Letters. The Company shall have requested and caused PricewaterhouseCoopers LLP to have furnished to the Representatives, at the Execution Time and at the Closing Time, letters, (which may refer to letters previously delivered to one or more of the Underwriters), dated respectively as of the Execution Time and as of the Closing Time, in form and substance satisfactory to the Underwriters.

(l)    Material Changes. Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (j) of this Section 5 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its Subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering, sale or delivery of the Securities as contemplated by the Registration Statement, the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(m)    Ratings. Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s debt securities by Standard & Poor’s Financial Services LLC, Moody’s Investors Service, Inc., Fitch Inc. or any of their respective successors, or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(n)    Certificates. Prior to the Closing Time, the Company and the Guarantors shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(o)    Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(p)    Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time and such termination shall be without liability of any party to any other party, except as provided in Section 4(b) and except that Sections 1, 6, 7, 8, 14 and 15 shall survive any such termination and remain in full force and effect.

SECTION 6.    Indemnification.

(a)    Indemnification of Underwriters. The Company and each of the Guarantors, jointly and severally, agree to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, any Issuer Free Writing Prospectus, any “road show” (as defined in Rule 433 of the 1933 Act Regulations) or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii)    against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Underwriters), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b)    Indemnification of Company, Directors and Officers and Guarantors. Each Underwriter severally agrees to indemnify and hold harmless the Company, the Guarantors, each of their respective directors, each of their respective officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c)    Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Underwriters, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)    Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7.    Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company and the Guarantors, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the Guarantors, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand bear to the aggregate public offering price of the Securities.

The relative fault of the Company and the Guarantors, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Guarantors or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Guarantors and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company and of each Guarantor, each officer of the Company and of each Guarantor who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8.    Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its Subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors, any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 9.    Termination of Agreement.

(a)    Termination. The Underwriters may terminate this Agreement by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus, any Material Adverse Effect, in each case the effect of which is such as to make it, in the reasonable judgment of the Underwriters, impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities as contemplated by the Registration Statement, the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto), (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriters, impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities as contemplated by the Registration Statement, the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto), (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, (iv) if trading generally on the New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (vi) if a banking moratorium has been declared by either federal or New York authorities.

(b)    Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4(b), and provided further that Sections 1, 6, 7, 8, 14 and 15 shall survive such termination and remain in full force and effect.

SECTION 10.    Default by an Underwriter. If one of the Underwriters shall fail at the Closing Time to purchase the Securities which it is obligated to purchase under this Agreement (the “Defaulted Securities”), the other Underwriters (the “non-defaulting Underwriters”) shall have the right, within 24 hours thereafter, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the non-defaulting Underwriters shall not have completed such purchase within such 24-hour period, then:

(i)    if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of Securities to be purchased on such date, the non-defaulting Underwriters shall be obligated, severally, in the proportion to the aggregate principal amount of the Securities set forth opposite their respective names on Schedule A bears to the aggregate principal amount of such Securities set forth the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Representatives with the consent of the non-defaulting Underwriters, to purchase the full amount thereof, or

(ii)    if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of the non-defaulting Underwriters.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the (i) non-defaulting Underwriter or (ii) the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to (a) Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, Facsimile: (646) 291-1469, (b) J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attn: Investment Grade Syndicate Desk – 3rd floor, Fax: (212) 834-6081, and (c) Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Facsimile: (704) 410-0326, Attention: Transaction Management; notices to the Company shall be directed to One Owens Corning Parkway, Toledo, Ohio 43659, Facsimile: (419) 248-8445, Attention: Ava Harter, General Counsel, and Matthew T. Franklin, VP – Corporate and Finance Law, with a copy to Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, Attention: Christopher M. Kelly and Kimberly J. Pustulka.

SECTION 12.    USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

SECTION 13.    No Advisory or Fiduciary Relationship. Each of the Company and the Guarantors acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of its Subsidiaries or any of the Company’s stockholders, creditors, employees, beneficiaries, trustees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or any Guarantor with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or any of its Subsidiaries on other matters) and no Underwriter has any obligation to the Company or the Guarantors with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each of the Company and the Guarantors and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Company and the Guarantors have consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 14.    Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company and the Guarantors and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and the Guarantors and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and the Guarantors and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 15.    Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates), the Guarantors and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 16.    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 17.    TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18.    Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 19.    Counterparts; Electronic Signature. This Agreement may be executed by facsimile or other electronic transmission and in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 20.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Guarantors in accordance with its terms.

Very truly yours,

OWENS CORNING

By	/s/ Michael C. McMurray
Name:	Michael C. McMurray
Title:	Senior Vice President and Chief Financial Officer

CDC CORPORATION,
ENGINEERED PIPE SYSTEMS, INC.,
ERIC COMPANY,
INTERWRAP CORP.,
IPM INC.,
OCV INTELLECTUAL CAPITAL, LLC,
OWENS CORNING AUTOMOTIVE, LLC,
OWENS CORNING COMPOSITE MATERIALS, LLC,
OWENS CORNING CONSTRUCTION SERVICES, LLC,
OWENS CORNING FOAM INSULATION, LLC,
OWENS CORNING FRANCHISING, LLC,
OWENS-CORNING FUNDING CORPORATION,
OWENS CORNING HOMEXPERTS, INC.,
OWENS CORNING HT, INC.,
OWENS CORNING INSULATING SYSTEMS, LLC,
OWENS CORNING INTELLECTUAL CAPITAL, LLC,
OWENS CORNING MINERAL WOOL, LLC,
OWENS CORNING NON-WOVEN TECHNOLOGY, LLC,
OWENS CORNING ROOFING AND ASPHALT, LLC,
OWENS CORNING SALES, LLC,
OWENS CORNING SCIENCE AND TECHNOLOGY, LLC,
OWENS CORNING TECHNICAL FABRICS, LLC,
OWENS CORNING U.S. HOLDINGS, LLC,
PITTSBURGH CORNING CORPORATION,
SOLTECH, INC., and
THERMAFIBER, INC.

By	/s/ Brad Lazorka
Name:	Brad Lazorka
Title:	President or Treasurer

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED, as of the date first above written:

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Adam D. Bordner
Name:	Adam D. Bordner
Title:	Director

J.P. MORGAN SECURITIES LLC

By	/s/ Robert Bottamedi
Name:	Robert Bottamedi
Title:	Vice President

WELLS FARGO SECURITIES, LLC

By	/s/ Steven Taylor
Name:	Steven Taylor
Title:	Managing Director

[Signature Page to Underwriting Agreement]

SCHEDULE A

Underwriter	Aggregate Principal Amount of Notes to be Purchased
Citigroup Global Markets Inc.	$112,000,000
Wells Fargo Securities, LLC	112,000,000
J.P. Morgan Securities LLC	76,000,000
BNP Paribas Securities Corp.	20,000,000
Credit Agricole Securities (USA) Inc.	20,000,000
Goldman Sachs & Co. LLC	20,000,000
PNC Capital Markets LLC	20,000,000
Scotia Capital (USA) Inc.	20,000,000
Total	$400,000,000

SCHEDULE B

Guarantors

CDC Corporation

Engineered Pipe Systems, Inc.

Eric Company

InterWrap Corp.

IPM Inc.

OCV Intellectual Capital, LLC

Owens Corning Automotive, LLC

Owens Corning Composite Materials, LLC

Owens Corning Construction Services, LLC

Owens Corning Foam Insulation, LLC

Owens Corning Franchising, LLC

Owens-Corning Funding Corporation

Owens Corning HOMExperts, Inc.

Owens Corning HT, Inc.

Owens Corning Insulating Systems, LLC

Owens Corning Intellectual Capital, LLC

Owens Corning Mineral Wool, LLC

Owens Corning Non-Woven Technology, LLC

Owens Corning Roofing and Asphalt, LLC

Owens Corning Sales, LLC

Owens Corning Science and Technology, LLC

Owens Corning Technical Fabrics, LLC

Owens Corning U.S. Holdings, LLC

Pittsburgh Corning Corporation

Soltech, Inc.

Thermafiber, Inc.

SCHEDULE C

Pricing Terms

Underwriting Agreement dated January 23, 2018

Registration Statement No. 333-222514

Representatives:	Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC

Title, Purchase Price and Description of Securities:

Title: 4.400% Senior Notes due 2048

Principal amount: $400,000,000

Maturity: January 30, 2048

Purchase price (include accrued interest or amortization, if any): 97.665% of principal amount

Sinking fund provisions: None

Redemption provisions: Prior to July 30, 2047, make-whole redemption at 25 bps; par on or after July 30, 2047

Closing Time and Location:	January 25, 2018 at 10:00 a.m. at Morgan, Lewis & Bockius LLP, 1111 Pennsylvania Avenue NW, Washington, DC 20004

Type of Offering: Non-delayed

SCHEDULE D

Pricing Term Sheet

Owens Corning

$400,000,000

4.400% Senior Notes due 2048

This pricing term sheet to the preliminary prospectus supplement dated January 23, 2018 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this pricing term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Owens Corning

Expected Ratings (Moody’s / S&P / Fitch):*	Ba1/BBB/BBB-

Security:	4.400% Senior Notes due 2048

Principal Amount:	$400,000,000

Trade Date:	January 23, 2018

Settlement Date:	January 25, 2018 (T+2)

Interest Payment Dates:	January 30 and July 30, commencing July 30, 2018

Maturity Date:	January 30, 2048

Coupon:	4.400%

Public Offering Price:	98.540% of the principal amount

Benchmark Treasury:	2.750% due August 15, 2047

Benchmark Treasury Price / Yield:	96-21+ / 2.919%

Spread to Benchmark Treasury:	+ 157 basis points

Yield to Maturity:	4.489%

Optional Redemption Provisions:

Make-Whole Call:	Prior to July 30, 2047 (six months prior to their maturity), greater of par and a make whole at Treasury plus 25 basis points, plus accrued and unpaid interest to, but not including, the date of redemption.

Par Call:	On or after July 30, 2047 (six months prior to their maturity), par plus accrued and unpaid interest to, but not including, the date of redemption.

CUSIP / ISIN:	690742 AH4/US690742AH44

Joint Book-Running Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Goldman Sachs & Co. LLC PNC Capital Markets LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, or J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free 1-800-645-3751.

SCHEDULE E

Permitted Free Writing Prospectuses

Final Term Sheet dated January 23, 2018

Exhibit A

FORM OF CFO CERTIFICATE

OWENS CORNING

CHIEF FINANCIAL OFFICER’S CERTIFICATE

January 23, 2018

I, Michael C. McMurray, Senior Vice President and Chief Financial Officer of Owens Corning, a Delaware corporation (the “Company”), do hereby determine and certify as follows:

1.	Based on my knowledge, the financial statements, and other financial information included or incorporated by reference in (a) the Annual Report on Form 10-K for the year ended December 31, 2016, and (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, fairly presented in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the report;

2.	Except as otherwise indicated on Exhibit A with respect to certain immaterial differences, the data circled in Exhibit A attached hereto marked with: (a) #2 has been accurately derived from the records of the Company and its subsidiaries; (b) #3 has been accurately derived from internal management reports and analysis; and (c) #4 has been accurately recomputed from external sources;

3.	No completed financial statements for any period subsequent to September 30, 2017, prepared in accordance with accounting principles generally accepted in the United States are available; and

4.	Since September 30, 2017, I am unaware of the occurrence of any event that would obligate the Company to file or furnish with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K other than those described in any Current Reports on Form 8-K filed or furnished with the SEC since September 30, 2017. You are aware that on October 25, 2017, the Company furnished to the SEC a Current Report on Form 8-K, on October 30, 2017, the Company filed with the SEC two Current Reports on Form 8-K, and on January 23, 2017, the Company filed with the SEC a Current Report on Form 8-K.

IN WITNESS WHEREOF, I have executed this Chief Financial Officer’s Certificate of the Company as of the date set forth above.

By:
Name:	Michael C. McMurray
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Chief Financial Officer’s Certificate (Close)]